Exhibit 10.9

Philadelphia

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (this “Agreement”) is made as of the 8th day of September, 2004 (the “Effective Date”) by and among Elpizo Limited Partnership, a Pennsylvania limited partnership (the “Partnership”), Phileo Land Corporation, a Delaware corporation (the “Company”) (each a “Seller” and collectively, the “Sellers”), and MHI Hospitality LP, a Delaware limited partnership (the “Buyer”).

RECITALS

A. The Partnership is the lessee of certain real property consisting of approximately 5.72 acres of land located in Philadelphia, Pennsylvania (the “Property”), and the owner of certain hotel improvements located thereon consisting of a 331 room hotel trading as the Hilton Philadelphia Airport Hotel together with all furniture, fixtures, equipment, durable goods and inventory therein (the “Hotel”);

B. The Company is the owner of the Property;

C. The Sellers desire to contribute the Assets (as defined below) to the Buyer in consideration of the issuance of ownership interests in the Buyer, on the terms and conditions hereinafter set forth; and

D. One of the limited partners of the Partnership, Juio K. Tan (“Tan”) would not agree to the transaction contemplated herein unless her interests in the Partnership were purchased for cash; and

E. In lieu of acquiring the Assets entirely for Units in the Buyer, the Buyer agreed to pay the cash portion of the Purchase Price set forth below to the Sellers in order for Tan’s interest in the Sellers to be purchased; and

F. The Buyer will be the operating partnership of a Maryland corporation to be formed which will seek to qualify as a real estate investment trust for Federal income tax purposes (the “REIT”) and will seek to complete an underwritten public offering of shares of its common stock (the “IPO”). The Sellers intend to sell the Assets to the Buyer concurrently with the closing of the IPO.

AGREEMENT

NOW, THEREFORE, for and in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I

CONTRIBUTION OF ASSETS

1.1 Assets to be Contributed. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing Date (as defined below), Sellers shall contribute, convey, assign, transfer and deliver to Buyer, and Buyer shall acquire from Sellers, free and clear of any liens, encumbrances, security interests, prior assignments or conveyances, conditions, restrictions, claims and other matters affecting title thereto, except for Permitted Encumbrances (as defined below), all of Sellers’ right, title and interest in and to all of Sellers’ property and assets, real, personal or mixed, tangible and intangible, of every kind and description, wherever located, including, but not limited to, the following (but excluding the Excluded Assets):

A. The Property as further described in Schedule 1.1A and the Hotel improvements located thereon;

B. To the extent assignable, all of Sellers’ rights, title and interest in the Hilton license agreement relating to the Hotel;

C. All of the personal property and equipment owned by Sellers and located in or at the Hotel and used in connection therewith, including but not limited to, cleaning equipment, furniture, fixtures, carpets, rugs, draperies, mechanical and electrical equipment, office equipment, china, glassware, silver, cooking utensils, flatware, linens, and uniforms (collectively, the “Personal Property”);

D. To the extent owned by Sellers and relating to or located on or in the Hotel and transferable by Sellers, the telephone number for the Hotel, the Hotel directory listings, surveys, plans and specifications, licenses and permits, contractor and maintenance files, service manuals, notices of compliance with state and federal and all governmental agencies and regulations, estoppel certificates or affidavits, and guaranties and warranties as to Personal Property which pertain to the Hotel or are used in connection therewith;

E. All inventory located on the premises of the Hotel or on the Property as of Closing, including without limitation merchandise held for sale and reserve stocks of operating supplies on hand at Closing (“the Inventory”); and

F. To the extent assignable by Sellers, all leases, lease-purchase agreements, warranties, management agreements, licenses, contracts and purchase agreements (the “Operating Agreements”) relating to the maintenance, use or occupancy of the Hotel.

The assets and property described in paragraphs A through F (the “Assets”) shall be transferred by Sellers to the Buyer free and clear of all liens, claims and encumbrances, except Permitted Encumbrances.

Notwithstanding the foregoing, the transfer of the Assets pursuant to this Agreement shall not include the assumption of any liability accruing prior to the Closing Date related to the Assets unless Buyer expressly assumes that liability pursuant to Section 1.6.

1.2 Excluded Assets. Notwithstanding anything to the contrary contained in Section 1.1 or elsewhere in this Agreement, all cash, cash equivalents, securities, notes, payable, bank accounts, accounts receivable for services performed or goods delivered prior to the Closing, and other payment obligations owed to Sellers that accrued prior to the Closing (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Assets and shall remain the property of Seller after the Closing.

1.3 Purchase Price. (a) The aggregate consideration to be paid by Buyer to Sellers on the Closing Date for the Assets (the “Purchase Price”) will be One Million Eight Hundred and Forty-Eight Thousand Seven Hundred Dollars ($1,848,700) and 732,254 units of limited partnership interests in the Buyer (the “Units”); provided, however, in the event the price per share of Common Stock offered to investors in the IPO (the “Offering Price”) is less than $9.50 per share, the number of Units shall be increased by that number of Units equal to the quotient realized by dividing (a) the difference between (i) $6,956,413 and (ii) the product of 732,254 and the Offering Price by (b) the Offering Price. The Purchase Price shall be allocated between the Sellers as set forth on Schedule 1.3 attached hereto.

(b) The Partnership agrees that it will dissolve immediately after the Closing and distribute the sum of $1,708,888.50 received as part of the Purchase Price to Tan.

1.4 Issuance of Units. On the Closing Date, the Buyer shall issue to the Sellers certificates reflecting the Units as specified in Schedule 1.3. Such certificates shall bear appropriate legends indicating (i) that the Units have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and (ii) that the Buyer’s agreement of limited partnership (the “Partnership Agreement”) will restrict the transfer of the Units. Immediately upon receipt of the Units, each Seller shall accede to the Partnership Agreement as a limited partner of the Buyer.

1.5 Redemption Rights for Units. The Units shall be redeemable at the option of the holders of such Units and in accordance with, but subject to the restrictions contained in, the Partnership Agreement including, without limitation, that such redemption option may not be exercised prior to the first anniversary of the Closing Date.

1.6 Assumption of Liabilities. Sellers shall assign to Buyer, and Buyer shall assume, all rights and obligations of Sellers under any Operating Agreements accruing from and after the Closing Date. Buyer shall not, as a result of execution of this Agreement and consummation of the transaction contemplated hereby, assume or become liable for any of Seller’s liabilities, accounts payable, obligations, debts, contracts or commitments of any kind accruing or caused by Seller prior to the Closing Date.

1.7 Adjustments. Real estate taxes, personal property taxes, utilities, water and sewer charges, rents, other governmental assessments on the Hotel and the Property, income from the operation of the Hotel, expenses related to the operation of the Hotel, and all other income and expense relating to the Assets, shall be prorated between Buyer and Seller, based upon the fiscal year of the applicable taxing authority with respect to any property taxes, the billing period for any utility service or other expense, and the payment period for any income, as of the date of the Closing. In addition, Buyer shall pay to Seller the value of any inventory and stock in trade included within the Assets as of the Closing Date, calculated based upon Seller’s cost of purchasing same. Seller and Buyer shall cooperate to cause the existing property manager to prepare a statement of income and expense as of the Closing Date based upon the information that is available as of that date, and all pro-rations shall be based as of that date. No pro-ration shall be made for payments that have not been received as of the Closing Date, but such payments shall be pro-rated as they are received. Buyer shall promptly pay to Seller any accounts receivable or other payments that are payable to Seller hereunder that are received after the Closing Date. Within sixty (60) days after the Closing Date, Buyer and Seller shall cause the property manager to prepare a final accounting of all income and expenses relating to the Assets as of the Closing Date, and such amounts shall be re-adjusted. Any amount payable by the Buyer to the Sellers pursuant to this Section 1.7 shall be allocated among the Sellers in the manner designated by Seller. Each party (by its execution hereof) hereby acknowledges and agrees any such adjustments shall be paid in cash to the party entitled thereto. If after the Closing, the parties discover any errors in adjustments and apportionments, same shall be corrected as soon after their discovery as possible. Any payment made after the Closing, if any, shall be made within 15 days after the calculation of such payment. The provisions of this Section 1.7 shall survive the closing of title.

1.8 Tax Consequences to Sellers. (a) Notwithstanding anything to the contrary contained in this Agreement, including without limitation the use of words and phrases such as “sell,” “sale,” purchase,” and “pay,” except as set forth in subsection (b) below, the parties hereto acknowledge and agree that it is their intent that the contribution transaction contemplated hereby with respect to the Assets shall be treated for federal income tax purposes pursuant to Section 721 of the Internal Revenue Code of 1986, as amended (the “Code”), as the contribution of the Assets by the Sellers to the Buyer, in exchange for the Units, to the extent that Seller receives Units for the contribution of the Assets, and not as a transaction in which any Seller is acting other than in its capacity as a prospective partner in the Buyer.

(b) The Buyer and the Partnership agree that, for federal income tax purposes, each will treat the transactions described in Sections 1.3(a) and (b) hereof as a sale of the interest in the Partnership currently held by Tan to Buyer for $1,708,888.50, as contemplated by Section 1.708-1(c)(4) of the Treasury Regulations.

ARTICLE II

CLOSING AND CLOSING DOCUMENTS

2.1 Closing. The consummation and closing (the “Closing”) of the transactions contemplated under this Agreement shall take place at the offices of the Buyer in Greenbelt, Maryland, or such other place as is mutually agreeable to the parties, on the date of the closing of the IPO (the “Closing Date”), or as otherwise set by agreement of the parties hereto. If at any time the REIT determines in good faith to abandon or discontinue its efforts to engage in an IPO, Buyer shall so advise each Seller in writing and thereupon all parties hereto will be relieved of all obligations under this Agreement.

2.2 Seller’s Deliveries. At the Closing, each Seller shall deliver the following to the Buyer in addition to all other items required to be delivered to the Buyer by the Seller:

(a) a special warranty deed conveying good, in record and in fact, marketable and fee simple title to the Property free and clear of any and all deeds of trust, mortgages or other liens or indebtedness, encumbrances, conditions, easements, rights of way, assessments and restrictions by the Company except Permitted Encumbrances,

(b) an assignment and assumption of the Operating Agreements;

(c) a bill of sale conveying to Buyer the Personal Property and Inventory free and clear of all liens, claims and encumbrances, other than equipment financing liens encumbering same identified on Schedule 2.2(c);

(d) Execution of Partnership Agreement. Signature pages of the Partnership Agreement (which Partnership Agreement shall be in substantially the form attached hereto as Exhibit A) duly executed by each Seller, as limited partner.

(e) FIRPTA Certificate. An affidavit from each Seller certifying pursuant to Section 1445 of the Code that the Seller is not a foreign corporation, foreign partnership, foreign trust, foreign estate or foreign person (as those terms are defined in the Code and the Income Tax Regulations promulgated thereunder).

(f) Tax Indemnity. The Partnership shall have executed a tax indemnity and debt maintenance agreement in the form of Exhibit B (the “Tax Indemnity”) and a guaranty in the form of Exhibit C to reflect the allocation to the Partnership of that amount of indebtedness of Buyer or its affiliates to be agreed to by the parties and inserted in such guaranty in an amount not to exceed the Partnership’s aggregate negative balance in the capital account maintained by the Partnership as of the Closing Date.

(g) Other Documents. Any other document or instrument reasonably requested by the Buyer or required hereby.

2.3 Buyer’s Deliveries. At the Closing, the Buyer shall deliver the following to the Sellers:

(a) Certificates for Units. Certificates representing Units duly issued by the Buyer in the name of the Seller as of the Closing Date representing the Units to which the Seller is entitled pursuant to Section 1.3 of this Agreement.

(b) Purchase Price. The Purchase Price by wire transfer to an account specified by the Seller in writing delivered to Buyer at least three business days before the Closing Date.

(c) Executed Partnership Agreement. Signature pages of the Partnership Agreement (which Partnership Agreement shall be in substantially the form attached hereto as Exhibit A) duly executed by its general partner.

(d) Tax Indemnity. Buyer shall have executed a Tax Indemnity with the Partnership.

(e) Assignment. Assignment and assumption of the Operating Agreements.

(f) Third Party Consents. Any third party consents required in connection with the assignment and assumption of any Operating Agreements.

(g) Other Documents. Any other document or instrument reasonably requested by a Seller or required hereby.

2.4 Fees and Expenses; Closing Costs. The Buyer shall pay all fees, expenses and closing costs relating to the transactions contemplated by this Agreement, including transfer taxes, recordation expenses, all reasonable costs relating to the payoff of the mortgage held by Midland Loan Servicing, reasonable costs of Hilton Inns, Inc. consenting to the assignment and assumption of the Hilton license agreement, reasonable costs of third party and governmental consents, the costs of a survey of, and title insurance for, the Property, and all other reasonable search and documentary costs, but nothing herein shall require Sellers to pay any such costs if Buyer deems them to be unreasonable. Transfer taxes shall include the county and state transfer taxes and state stamp taxes; provided however, that each Seller shall pay its own attorneys’ and consultants’ fees and expenses. In the event the Closing does not occur as a result of a failure to conclude an IPO, the Partnership agrees to pay to Buyer 19.2% of the actual out-of-pocket costs incurred by Buyer and its affiliates in connection with the proposed IPO of the REIT, which the Partnership agrees represents the pro rata share of the expected transaction costs of the Sellers. Each Seller acknowledges and agrees, by executing this Agreement, that it will benefit from such an IPO and, as a consequence, the Partnership will bear a portion of its costs if such transaction is not completed for the foregoing reasons. In addition, if the Closing does not occur as a result of the failure to conclude an IPO, then Buyer shall reimburse Seller for Seller’s costs and expenses incurred in connection with the negotiating and entry of this Agreement and pursuing this transaction, including without limitation due diligence costs and counsel fees (it being understood that such costs and expenses shall be included in the Buyer’s costs for which Seller is obligated to reimburse Buyer for Seller’s pro-rata share, so that the net reimbursement to Seller shall be 80.8% of Seller’s costs).

2.5 Default Remedies. If the Closing fails to occur due to a default by the Buyer, the Sellers shall be entitled to receive as liquidated damages Seller’s costs and expenses incurred in connection with the negotiating and entry of this Agreement and pursuing this transaction, including without limitation due diligence costs and counsel fees, as Seller’s sole and exclusive remedy for such default, in addition to those remedies specified in Article IX, and the Seller hereby waives any right it may have to other damages (compensatory, consequential or otherwise) from the Buyer as a result of such default. If a Seller defaults in performing any of the Seller’s obligations under this Agreement, the Buyer’s sole and exclusive remedies in addition to those remedies specified in Article IX shall be to either (a) terminate this Agreement, or (b) enforce this Agreement by specific performance. The parties acknowledge and agree that the failure of a condition precedent to occur, notwithstanding the good faith and commercially reasonable efforts of the applicable party, shall not be a default hereunder. No such limitation on any party’s damages shall limit the effect of any indemnification provisions set forth herein.

2.6 Permitted Encumbrances. (a) Subject to the provisions of subsection (b), for purposes of this Agreement the term “Permitted Encumbrances” shall refer to the following:

(i) General real estate taxes for the year in which Closing occurs and subsequent tax years;

(ii) All easements, restrictions, covenant, rights-of-way, encroachments, reservations, agreements, conditions, and other matters of record affecting all or any portion of the Property, which do not prevent Buyer from operating a first-class hotel;

(iii) All building restrictions and zoning regulations now or hereafter in effect, to the extent adopted by any municipal or other public authority and related to all or any portion of the Property; and

(iv) Any lien, mortgage, charge, restriction or encumbrance which Buyer agrees to assume or pay off pursuant to this Agreement.

(b) Buyer shall have the right within thirty (30) days after the date hereof, to deliver to Seller a copy of a title commitment with respect to the Property prepared by a title company selected by Buyer (the “Title Insurance Commitment”), (ii) copies of all recorded documents noted in Schedule B of the Title Insurance Commitment, (iii) a survey for the Property, and (iv) a statement specifying any objections to title or the survey which are not Permitted Encumbrances (“Buyer’s Statement”). Seller shall remove encumbrances which are voluntarily created by Seller after the date of this Agreement or which are judgment liens, tax liens, mechanics liens or other monetary liens other than those that Buyer is obligated to assume or pay off pursuant to this Agreement (“Seller Encumbrances”). If Seller does not, within five (5) business days after receipt of Buyer’s Statement, advise Buyer in writing that it will remove all of the defects listed in Buyer’s Statement (“Seller Defects), then Buyer’s sole right shall be to either (a) waive such remaining defects and close title without abatement, in which case such objections shall be deemed Permitted Encumbrances, or (b) terminate this Agreement, in either case upon notice to Seller given within five (5) business days following Seller’s response or failure to timely respond. If Buyer does not timely deliver to Seller Buyer’s Statement, or notify Seller of its election to terminate this Agreement, within the time period set forth in this Section 2.6(b), Buyer shall conclusively be deemed to have waived its right of termination, and any damages or indemnity that Buyer may claim on account of any title defects other than Seller Encumbrances and Seller Defects. This covenant shall survive the Closing.

2.7 Environmental Matters. Buyer shall have the right within thirty (30) days after the date hereof, to conduct a Phase I environmental study and inspection of the Property and the Hotel for purposes of testing, among others, groundwater, land surface water and other aspects of the Property and the Hotel to determine the presence of any hazardous condition, substance or materials (a “Phase I Study”). Within 5 days of receipt, Buyer shall provide Seller with a copy of the Phase I Study and advise Buyer as to whether such report identifies an environmental condition relating to the Property or the Hotel which if uncured would cause Buyer to terminate this Agreement (a “Termination Election”) or that Buyer wishes to conduct further testing (a “Phase II Study”) to obtain additional data regarding the condition of the Property and Hotel (a “Phase II Election”). In the event Buyer makes a Termination Election, Seller shall have 5 days to notify Buyer that it will assume all responsibility for remediating such environmental condition to the satisfaction of Buyer and indemnify Buyer against any costs or liabilities arising from or relating to such condition or the remediation thereof. In the event Seller does not provide such notice within such 5 day period, this Agreement will terminate and neither Seller nor Buyer shall have any further obligation hereunder. In the event Buyer makes a Phase II Election, Buyer shall have 10 days to cause such a study to be conducted. Buyer shall provide Seller with a copy of such study within 5 days of receipt and advise Buyer as to whether such report identifies an environmental condition relating to the Property or Hotel which if uncured would cause Buyer to terminate this Agreement (“Phase II Termination Election”). In the event Buyer makes a Phase II Termination Election, Seller shall have 5 days to notify Buyer that it will assume all responsibility for remediating such environmental condition to the satisfaction of Buyer and indemnify Buyer against any costs or liabilities raising from or relating to such condition or the remediation thereof. In the event Seller does not provide such notice within such period this Agreement will terminate and neither Seller nor Buyer shall have any further obligation to the other. In the event Buyer fails to provide Seller a Termination Election or a Phase II Election within the specified period following Buyer’s receipt of the Phase I Study or fails to provide Seller a Phase II Termination Election with the specified period following receipt of the Phase II Report, Buyer shall be deemed to have waived any termination right it may have in respect of such report and to have accepted the environmental condition of the Property and Hotel and waived any right it may have to seek damages in respect of the environmental condition of the Property and Hotel. This covenant shall survive the Closing.

ARTICLE III

REPRESENTATIONS AND COVENANTS

3.1 Representations by Buyer. The Buyer hereby represents and warrants unto each Seller that the following statements are true, correct, and complete as of the date of this Agreement and will be true, correct, and complete as of the Closing Date:

(a) Organization and Power. The Buyer is duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has full right, power, and authority to enter into this Agreement and to assume and perform all of its obligations under this Agreement; and, the execution and delivery of this Agreement and the performance by the Buyer of its obligations hereunder have been duly authorized by all requisite action of the Buyer and require no further action or approval of the Buyer’s partners or of any other individuals or entities in order to constitute this Agreement as a binding and enforceable obligation of the Buyer. This Agreement constitutes the legal, valid and binding obligation of Buyer and is enforceable in accordance with its terms.

(b) Noncontravention. Neither the entry into nor the performance of, or compliance with, this Agreement by the Buyer has resulted, or will result, in any violation of, or default under, or result in the acceleration of, any obligation under any existing certificate of limited partnership, partnership agreement, mortgage, indenture, lien agreement, note, contract, permit, judgment, decree, order, restrictive covenant, statute, rule, or regulation applicable to the Buyer or the REIT.

(c) Litigation. There is no action, suit, or proceeding, pending or known to be threatened, against or affecting the Buyer or the REIT in any court or before any arbitrator or before any federal, state, municipal, or other governmental department, commission, board, bureau, agency or instrumentality which (i) in any manner raises any question affecting the validity or enforceability of this Agreement, (ii) could materially and adversely affect the business, financial position, or results of operations of the Buyer or the REIT, (iii) could materially and adversely affect the ability of the Buyer to perform its obligations hereunder, or under any document to be delivered pursuant hereto.

(d) Units Validly Issued. The Units, when issued, will have been duly and validly authorized and issued, free of any preemptive or similar rights, and will be fully paid and nonassessable, without any obligation to restore capital except as required by the Delaware Revised Uniform Limited Partnership Act (the “Limited Partnership Act”). Each Seller shall be admitted as a limited partner of the Buyer as of the Closing Date and shall be entitled to all of the rights and protections of a limited partner under the Limited Partnership Act and the provisions of the Partnership Agreement, with the same rights, preferences, and privileges as all other limited partners on a pari passu basis.

(e) Consents. Each consent, approval, authorization, order, license, certificate, permit, registration, designation, or filing by or with any governmental agency or body necessary for the execution, delivery, and performance of this Agreement or the transactions contemplated hereby by the Buyer which is Buyer’s responsibility hereunder has been obtained or will be obtained on or before the Closing Date.

(f) Brokerage Commission. The Buyer has not engaged the services of any real estate agent, broker, finder or any other person or entity for any brokerage or finder’s fee, commission or other amount with respect to the transactions described herein on account of any action by the Buyer. The Buyer hereby agrees to indemnify and hold the Sellers and each of their employees, directors, members, partners, affiliates and agents harmless against any claims, liabilities, damages or expenses arising out of a breach of the foregoing. This indemnification shall survive Closing or any termination of this Agreement.

(g) Buyer and REIT. Attached hereto as Exhibit A is a true and complete copy of the Partnership Agreement of the Buyer. Attached hereto as Exhibit C is a true and complete copy of the filed certificate of limited partnership of the Buyer. Attached hereto as Exhibit D is a true and complete copy of the filed Certificate of Incorporation and the By-Laws of the REIT. All such documents remain in full force and effect and have not been amended or modified. Buyer has no knowledge of any default or alleged default thereunder. The REIT is a corporation, validly existing and in good standing under the laws of its state of incorporation and in any other state where its qualification is required by applicable law. The REIT has or will have as of the Closing full power and authority to enter into the IPO and to issue any interests in the REIT to Buyer upon redemption of the Units, and no further authorizations or consents are required in connection therewith. Upon the Closing Date, the Buyer’s participation in the IPO shall have been conducted in compliance with all applicable laws, rules, regulations and ordinances. Sellers shall be entitled to rely upon any disclosures set forth in the prospectus issued in connection with the IPO (other than those disclosures or financial data relating to the Property or the Hotel) as if they were set forth herein at length.

(h) Non-Dilution. Schedule 1.3 sets forth the number of Units that will be issued by the Buyer to the initial partners of Buyer in exchange for the contribution of such partners’ properties to Buyer in connection with the IPO transaction. Except as otherwise provided herein, Buyer shall not alter the aggregate number of Units to be issued from that shown on Schedule 1.3 as part of the IPO transaction.

3.2 Representations by Sellers. Each Seller hereby represents and warrants unto the Buyer, jointly and severally, that each and every one of the following statements is true, correct, and complete as of the date of this Agreement and will be true, correct, and complete as of the Closing Date.

(a) Organization and Power. Such Seller is duly organized, validly existing, and in good standing under the laws of the state of its organization. Such Seller has full right, power, and authority to enter into this Agreement and to assume and perform all of its obligations under this Agreement; and the execution and delivery of this Agreement and the performance by such Seller of its obligations hereunder have been duly authorized by all requisite action of such Seller and require no further action or approval of such Seller’s members or managers or directors or shareholders or partners, as the case may be, or of any other individuals or entities in order to constitute this Agreement as a binding and enforceable obligation of such Seller. This Agreement has been duly executed by such Seller and constitutes the legal, valid and binding obligation of such Seller and is enforceable in accordance with its terms.

(b) Noncontravention. Neither the entry into nor the performance of, or compliance with, this Agreement by such Seller has resulted, or will result, in any violation of, or default under, or result in the acceleration of, any obligation under such Seller’s organizational documents, or any, mortgage, indenture, lien or security agreement, note, contract, permit, judgment, decree, order, restrictive covenant, statute, rule, or regulation applicable to such Seller or to the Assets.

(c) Litigation. There is no action, suit, or proceeding, pending or known to be threatened, against or affecting such Seller or the Hotel or the Property in any court or before any arbitrator or before any federal, state, municipal, or other governmental department, commission, board, bureau, agency or instrumentality which (A) in any manner raises any question affecting the validity or enforceability of this Agreement, (B) could materially and adversely affect the business, financial position, or results of operations of the Hotel, (C) could materially and adversely affect the ability of the Seller to perform its obligations hereunder, or under any document to be delivered pursuant hereto, (D) could create a lien on the Assets, any part thereof, or any interest therein, or (E) could materially adversely affect the Assets, any part thereof, or any interest therein.

(d) Good Title. (A) The Company is the sole owner beneficially and of record of the Property specified in Schedule 1.1(A) (B) the Partnership owns beneficially and of record the Hotel and all of the other Assets other than the Property, (C) except as set forth on Schedule 3.2(d) and the title search delivered by Buyer to Sellers, the Sellers have no knowledge of any liens, pledges, mortgages, deeds of trust, voting agreements, security interests, encumbrances, or other similar rights of any nature of any third party whatsoever encumbering the Assets, (D) neither Seller has granted any other person or entity an option to purchase or a right of first refusal upon any of the Assets nor are there any agreements or understandings between such Seller and any other person or entity with respect to the disposition of the Seller’s Assets other than this Agreement, (E) each Seller has full power and authority to convey the Assets it owns free and clear of any liens, claims and encumbrances except as set forth above, and (F) upon delivery of the deed and bill of sale to Buyer, Buyer will acquire good and marketable title in record and in fact thereto, free and clear of any liens, claims and encumbrances except as set forth above.

(e) No Consents. Except for those which are Buyer’s responsibility under this Agreement, to the knowledge of each Seller, such Seller has obtained or filed or will obtain or file before the Closing Date each consent, approval, authorization, order, license, certificate, permit, registration, designation, or filing by or with any governmental agency or body necessary for the execution, delivery, and performance of this Agreement by such Seller or the transactions contemplated hereby. Except for those which are Buyer’s responsibility under this Agreement to obtain, to Seller’s knowledge, no person has any right or approval to consent to the execution, delivery or performance of this Agreement by such Seller, or the transactions contemplated hereby which has not been obtained or which will not be obtained prior to the Closing.

(f) Securities Law Matters. (A) In acquiring the Units and engaging in this transaction, except as otherwise set forth in Section 3.1 of this Agreement, neither Seller nor any shareholder of the Company or partner of the Partnership is relying upon any representations, written or oral, made to it by the Buyer, or any of its partners, officers, employees, or agents that are not contained herein. Sellers are aware of the risks involved in investing in the Units and in the shares of common stock (“Common Stock”) of the REIT, issuable upon redemption of such Units. Sellers have had an opportunity to ask questions of, and to receive answers from, the Buyer or a person or persons authorized to act on its behalf, concerning the terms and conditions of this investment and the financial condition, affairs, and business of the Buyer and the REIT. Sellers confirm that all documents, records, and information pertaining to its investment in the Buyer and the REIT that have been requested by them, including a complete copy of the form of the Partnership Agreement, have been made available or delivered to them prior to the date hereof. Sellers have reviewed and approved the form of the Partnership Agreement attached hereto as Exhibit A.

(B) Each Seller and each shareholder of the Company and each partner of the Partnership thereof understands that neither the Units nor the shares of Common Stock issuable upon redemption of the Units have been registered under the Securities Act or any state securities acts and are instead being offered and sold in reliance on an exemption from such registration requirements. The Units issuable to Sellers are being acquired solely by them for their own respective accounts, for investment, and are not being acquired with a view to, or for resale in connection with, any distribution, subdivision, or fractionalization thereof, in violation of any securities laws, and neither Seller has any present intention to enter into any contract, undertaking, agreement, or arrangement with respect to any such resale or distribution in violation of any securities laws; provided, however, that, at or following Closing, Seller may distribute the Units to its shareholders or partners, as applicable, that (1) have represented and warranted to the Buyer in writing that, as of the time of such distribution, such shareholder is an accredited investor as that term is defined in Rule 501 of Regulation D under the Securities Act, and (2) have executed the Partnership Agreement as limited partners. Seller understands that any certificates evidencing the Units will contain appropriate legends reflecting the requirement that the Units not be resold by Seller without registration under all applicable securities laws or the availability of an exemption from such registration and that the Partnership Agreement will restrict transfer of the Units.

(g) Accredited Investor. Each Seller is an accredited investor as that term is defined in Rule 501 of Regulation D under the Securities Act.

(h) Tax Matters. Each Seller represents and warrants that it has obtained from its own counsel advice regarding the tax consequences of (i) the transfer of such Seller’s Assets to the Buyer and the receipt of Units as consideration therefor, (ii) such Seller’s admission as a limited partner of the Buyer, and (iii) any other transaction contemplated by this Agreement. Each Seller further represents and warrants that it has not relied on the Buyer or the Buyer’s representatives or counsel for such tax advice.

(i) Bankruptcy with respect to Seller. No Act of Bankruptcy has occurred with respect to the Sellers. As used herein, “Act of Bankruptcy” shall mean if a party hereto or any shareholder or director thereof shall (A) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (B) admit in writing its inability to pay its debts as they become due, (C) make a general assignment for the benefit of its creditors, (D) file a voluntary petition or commence a voluntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect), (E) be adjudicated bankrupt or insolvent, (F) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, receivership, dissolution, winding-up or composition or adjustment of debts, (G) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect), or (H) take any entity action for the purpose of effecting any of the foregoing.

(j) Brokers. The Seller has not engaged the services of, any real estate agent, broker, finder or any other person or entity for any brokerage or finder’s fee, commission or other amount with respect to the transactions described herein on account of any action by the Seller. The Seller hereby agrees to indemnify and hold the Buyer and its employees, directors, members, partners, affiliates and agents harmless against any claims, liabilities, damages or expenses arising out of a breach of the foregoing. This indemnification shall survive Closing or any termination of this Agreement.

(k) Leases. Schedule 3.2(k) attached hereto is a true, correct and complete schedule of all ground leases, restaurant leases, telecommunications leases, subleases and other leases and other rights of occupancy in effect with respect to the Hotel and the Property of which either Seller is a party (collectively, the “Leases”) except hotel guest room licenses. Except as set forth on Schedule 3.2(k), there are no other leases, subleases, tenancies or other rights of occupancy in effect with respect to the Hotel or the Property of which either Seller is a party.

(l) Insurance. The Sellers currently maintain or cause to be maintained all of the public liability, casualty and other insurance coverage with respect to the Hotel and the Property as is currently in effect. All such insurance coverage shall be maintained in full force and effect through the IPO Closing and all premiums due and payable thereunder have been, and shall be, fully paid when due.

(m) Personal Property. The Personal Property consists of all equipment, fixtures and personal property located at the Hotel all of which is owned by the Sellers free and clear of liens, claims and encumbrances, except as otherwise set forth herein.

(n) [Intentionally Omitted.]

(o) Compliance With Laws. To the knowledge of the Seller, Sellers possess such certificates, approvals, licenses, authorities or permits issued by the appropriate local, state or federal agencies or bodies necessary to conduct the business to be conducted by it, and Sellers have not received any written notice of proceedings relating to the revocation or modification of any such certificate, approval, license, authority or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling, or finding, would materially and adversely affect the condition, financial or otherwise, or the earnings, business affairs or business prospects of the Property or the Hotel. The Sellers have not received any written or other notice of any violation of any applicable zoning, building, fire, health or safety code, rule, regulation or ordinance, or of any employment, or other regulatory law, order, regulation or other requirement, including without limitation the Americans With Disabilities Act (“ADA”) or any restrictive covenants or other easements, encumbrances or agreements, relating to the Property or the Hotel, which remains uncured.

(p) Condemnation. Sellers have received no notice of a pending or to the Seller’s knowledge threatened condemnation or eminent domain proceedings, or negotiations for purchase in lieu of condemnation, which affect or would affect any portion of or all of the Property or any improvements thereon.

(q) No Contracts. No agreements, undertakings or contracts affecting the Hotel or the Property, written or oral, of which Seller is a party, will be in existence as of the Closing, except as set forth on Schedule 3.2(q) attached hereto, and true and correct copies of such contracts have been delivered or made available to Buyer. With respect to any such contracts set forth on Schedule 3.2(q), each such contract is valid and binding on the Sellers, and is in full force and effect in all material respects. To the knowledge of Seller, no party to any such contract has breached or defaulted under the terms of such contract, except for such breaches or defaults that would not, individually or in the aggregate, have a material adverse effect on the business or operations of the Hotel or the Property.

3.3 Limitations on Representations. (a) If before the Closing either party acquires knowledge of any condition which constitutes a material change in any of the representations and warranties set forth in Section 3.2 (c), (e), (k), (l), (m), (o), (p) and (q) (the “Operational Representations”), such party shall promptly notify the other party of such condition. If Seller is not able to cure any such condition prior to the Closing Date, then, provided that such condition was not the result of Seller’s willful misrepresentation or willful act, Buyer’s exclusive remedy shall be the termination of this Agreement, by delivering written notice of such termination to Seller within ten (10) days after the date that Seller notifies Buyer that Seller is unable to cure such condition. Upon such termination, except as expressly provided herein, this Agreement and all rights and obligations of the respective parties hereunder shall be null and void. If Buyer fails to terminate this Agreement within such ten (10) day period, Buyer shall be deemed to waive its right of termination with respect to any such condition, and such condition shall be incorporated and become part of the applicable representation or warranty as of the Closing Date so as to make same a true statement.

(b) Neither Buyer nor any party claiming through Buyer, including its officers, directors, shareholders, members, employees, agents, lenders or consultants, shall have any recourse, claim, remedy or right against Seller or any members or partners of Seller and their respective officers, directors, employees and agents (collectively, the “Seller’s

Related Parties”), at law or in equity, to assert or maintain any action for damages, direct, consequential or otherwise, or any other remedy available at law or in equity, as a result of any of the Operational Representations of Seller being untrue, inaccurate or misleading if Buyer had actual knowledge or is deemed to know under the circumstances set forth in the next succeeding sentence that such representation or warranty was untrue, inaccurate or misleading at the time of the Closing, and Buyer closed title to the Assets notwithstanding same provided, however, that Buyer’s actual or deemed knowledge relating to an Operational Representation shall not limit or preclude Buyer’s right to terminate this Agreement or to decline to proceed with Closing in the event that Seller’s representations and warranties contained herein are not accurate as of the Closing Date. Buyer shall conclusively be deemed to have known that such representation or warranty was untrue, inaccurate or misleading if Buyer or its directors, officers or employees had actual knowledge of information, or had in their possession documents, reports, studies or other materials which contain information reasonably discernible by a review thereof that makes such representation or warranty untrue, inaccurate or misleading at the time the representation and warranty was made. The provisions of this Section 3.3(b) shall survive the Closing.

(c) BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER SELLER, NOR ANY AGENT OR REPRESENTATIVE OF SELLER HAS MADE, AND SELLER IS NOT LIABLE OR RESPONSIBLE FOR OR BOUND IN ANY MANNER BY, ANY REPRESENTATIONS, WARRANTIES, COVENANTS, AGREEMENTS, OBLIGATIONS, GUARANTEES, STATEMENTS, INFORMATION OR INDUCEMENTS PERTAINING TO THE ASSETS OR ANY PART THEREOF, TITLE TO THE ASSETS, THE PHYSICAL CONDITION THEREOF, THE FITNESS AND QUALITY THEREOF, THE VALUE AND PROFITABILITY THEREOF, OR ANY OTHER MATTER OR THING WHATSOEVER WITH RESPECT THERETO. WITHOUT LIMITING THE FOREGOING, BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER SELLER NOR ANY MEMBER, OFFICER, EMPLOYEE, AGENT OR REPRESENTATIVE OF SELLER IS LIABLE OR RESPONSIBLE FOR OR BOUND IN ANY MANNER BY (AND BUYER HAS NOT RELIED UPON) ANY VERBAL OR WRITTEN REPRESENTATIONS, WARRANTIES, COVENANTS, AGREEMENTS, OBLIGATIONS, GUARANTEES, STATEMENTS, INFORMATION OR INDUCEMENTS PERTAINING TO THE ASSETS OR ANY PART THEREOF, AND ANY OTHER INFORMATION RESPECTING SAME FURNISHED BY OR OBTAINED FROM SELLER OR ANY AGENT OR REPRESENTATIVE OF SELLER.

(d) Buyer acknowledges that no facts or circumstances known by the current property manager of the Assets shall be deemed to be known by Seller in making any representation or warranty hereunder unless Seller also has actual knowledge of such facts or circumstances.

ARTICLE IV

COVENANTS OF SELLERS

4.1 Access and Investigation. Between the date of this Agreement and the Closing Date and upon reasonable advance notice from Buyer, Sellers will (a) afford Buyer and its representatives and prospective lenders and their representatives full and free access to the personnel, properties (including subsurface testing), contracts, books and records, and other documents and data of Sellers relating to the Assets, (b) furnish such persons with copies of all such contracts, books and records, and other documents and data relating to the business as Buyer may reasonably request, and (c) furnish such persons with such additional financial, operating and other data and information relating to the business as Buyer may reasonably request. Buyer shall hold and save Seller harmless from and against any and all direct loss, cost, damage, injury or expense arising out of or in any way related to the exercise of this right of entry and caused by Buyer, its agents, employees and consultants. Prior to any entry by Buyer’s consultants, or any entry by Buyer for the purpose of conducting tests or studies, Buyer shall furnish to Seller evidence that Buyer or the consultant entering the Property has procured comprehensive liability insurance from an insurer authorized to do business in the Commonwealth of Pennsylvania which is reasonably acceptable to Seller protecting Seller from claims for bodily injury or death resulting from Buyer’s exercise of its right of entry in single limit amount of not less than $1,000,000. Such insurance shall name Sellers as an additional insured and shall provide that at least thirty (30) days’ notice of termination, cancellation, or lapse of coverage shall be given to Seller. The indemnification provision contained in this Section 4.1 shall survive the termination of this Agreement and/or the Closing.

4.2 Operation of the Business. Between the date of this Agreement and the Closing Date, Sellers will (a) conduct the business of the Hotel only in the ordinary course of business, (b) confer with Buyer or cause its asset manager to confer with Buyer concerning operational matters of a material nature, (c) otherwise report or cause the asset manager to report periodically to Buyer concerning the status, operations and finances of the business and (d) not enter into any agreement affecting the Property without Buyer’s prior written consent.

4.3 Negative Covenant. Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, the Sellers will not (a) make any modifications to any material contract, (b) enter into any compromise or settlement of any pending or threatened proceeding relating to the business of the Hotel or for which the Sellers have any liability or (c) remove any equipment, except for equipment that becomes obsolete or unusable which may be disposed of or replaced in the ordinary course of business.

4.4 Required Approvals. As promptly as practicable after the date of this Agreement, the Sellers will make all filings that are required by law from Sellers to consummate the transactions contemplated by this Agreement, other than those the Buyer has agreed to obtain hereunder. Between the date of this Agreement and the Closing Date, the Sellers will cooperate with Buyer with respect to all filings, consents, approvals, licenses and permits that Buyer makes or seeks to obtain in connection with the contemplated transactions.

4.5 Notification. Between the date of this Agreement and the Closing Date, the Sellers will promptly notify Buyer in writing if any Seller becomes aware of (a) any fact or condition that causes or constitutes a breach of any of Sellers’ representations and warranties as of the date of this Agreement, (b) any material development known to Seller affecting the Hotel or Property and the operations and results of operations related to the Hotel or Property; or (c) any material development known to Seller affecting the ability of such party to consummate the transactions contemplated by this Agreement. No disclosure by any party pursuant to this Section, however, shall be deemed to amend or supplement any Schedule or to prevent or cure any misrepresentation, breach of warranty or breach of covenant, except as otherwise set forth herein.

4.6 No Negotiation. The Sellers will, and will cause each of their representatives to, immediately discontinue any negotiations or discussions with any person (other than Buyer) relating to any business combination transaction involving the Hotel and the Property, including the sale of any of the shares or partnership interests of, any merger or consolidation, or the sale of any of the assets of the Hotel (other than inventory in the ordinary course of business). Until such time, if any, as this Agreement is terminated pursuant to Article VIII, Sellers will not, and will cause each of their representatives not to, directly or indirectly, solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any inquiries or proposals from, any person (other than Buyer) relating to any such transaction involving the Hotel or Property. The Sellers will immediately notify Buyer regarding any contact between the Sellers or their respective representatives and any other person regarding any such transaction or any related inquiry.

4.7 [Intentionally Omitted.]

4.8 Damage or Destruction of Assets. Between the Date of this Agreement and the Closing Date, Sellers shall maintain all insurance coverage presently in effect with regard to the Property and any improvements thereon, including, but not limited to, the Hotel. In the event of destruction or material damage, at or before the moment of Closing, of any of the assets of the Hotel or Property, then at Buyer’s election, Buyer will be entitled to receive the insurance proceeds, if any, payable in respect of such damaged or destroyed property, in lieu of or together with such properties, in which event the Purchase Price shall remain the same, or Buyer may terminate this Agreement. The Closing may be delayed by such time as is reasonably necessary to determine whether such assets, properties and rights are destroyed, materially damaged, or substantially impaired.

4.9 PIP. Subject to Section 4.9 hereof, Sellers shall use good faith efforts to implement the Product Improvement Plan agreed to with the Hotel’s licensor, but Sellers shall not be obligated to incur any costs and expenses in connection therewith unless such costs and expenses are required for Sellers to maintain the license agreement with Hilton. All costs and expenses incurred by Sellers in connection therewith shall be paid by Buyer to Sellers on the Closing Date, together with any bank fees (if such loan is from a third party bank) and interest thereon from the date that such expenses are incurred until the Closing Date at a rate equal to (i) actual interest rate paid by Sellers in connection with any such sums that are borrowed from third party lenders, or (ii) the rate, not to exceed, in any event LIBOR plus 7% per annum in connection with any sums that are borrowed from affiliates of the Seller.

4.10 Hilton License. The Sellers shall maintain the effectiveness of the Hilton License Agreement (and, upon request of Buyer, execute an extension or new ten year license agreement with Hilton Inns prior to the expiration of the existing Hilton license agreement) and refrain from taking action which could, with the passage of time or otherwise, materially and adversely affect Sellers’ rights under said license agreement and their ability to assign same to Buyer. Notwithstanding the foregoing, Sellers shall have the right to negotiate a license agreement with another hotel chain to replace the license from Hilton, provided that Sellers shall not enter into a license with another chain without the prior written consent of Buyer, which shall not be unreasonably withheld.

ARTICLE V

COVENANTS OF BUYER

5.1 Required Approvals. As promptly as practicable after the date of this Agreement, Buyer will make all filings and pursue all consents, approvals, permits and licenses required by law or from third parties or governmental authorities to make to consummate the contemplated transactions. Between the date of this Agreement and the Closing Date, Buyer will cooperate with Sellers with respect to all filings, licenses, consents, approvals and permits that Sellers make in connection with the contemplated transactions.

5.2 Best Efforts. Buyer will use its best efforts to cause the conditions in Article VII to be satisfied; provided, however, that Buyer will not be required to make any material change to its business, dispose of any material asset, expend material funds (except as otherwise set forth in this Agreement), incur any material burden or take actions that would result in a material adverse change in the benefits to Buyer of this Agreement and the contemplated transactions.

5.3 Notification. Between the date of this Agreement and the Closing Date, the Buyer will promptly notify Seller in writing if Buyer becomes aware of any fact or condition that causes or constitutes a breach of any of Buyer’s representations and warranties as of the date of this Agreement. No disclosure by any party pursuant to this Section, however, shall be deemed to amend or supplement any Schedule or to prevent or cure any misrepresentation, breach of warranty or breach of covenant.

5.4. Sponsorship. Buyer agrees that Sellers shall not be named a “sponsor” on any document, whether internal or external, issued by Buyer in connection with the issuance of the Units or any shares in the REIT, and Buyer shall revise any documents that currently exist to remove any reference to Sellers as “sponsor” thereunder. The provisions of this Paragraph 5.4 shall survive the Closing.

5.5 Covenant Not to Sue Seller. Buyer, by paying the Purchase Price on the Closing Date, agrees that it will not commence any proceeding against Seller or the Seller’s Related Parties for any claims of liability against Seller or any of the Seller’s Related Parties attributable to the condition of the Property, including, without limitation, claims or causes of action under any federal, state, county or local law, statute, judgment, order, regulation or requirement, or any common law, relating to environmental contamination of the Property, it being understood that Buyer is relying on its own knowledge and investigations with respect to the Property. The foregoing limitation on Buyer’s remedies shall not be applicable to any action brought by Buyer (a) with respect to a Seller Encumbrance or a Seller Defect; (b) to enforce any obligation by Seller to indemnify Buyer pursuant to Section 2.7; or (c) to enforce a misrepresentation by Seller pursuant to Section 3.2 brought during the period that such representation survives the Closing, subject to Section 3.3. The provisions of this Section 5.5 shall survive the Closing.

ARTICLE VI

CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE

Buyer’s obligation to purchase the Assets and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, on or before the Closing Date, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

6.1 Accuracy of Representations. (a) All the Sellers’ representations and warranties in this Agreement (considered both collectively and individually) must have been accurate as of the date of this Agreement, and must be accurate as of the Closing Date as if then made.

6.2 Performance. (a) All of the covenants and obligations that any Seller is required to perform or to comply with under this Agreement on or before the Closing Date (considered both collectively and individually) must have been duly performed and complied with in all material respects.

6.3 Consents. Each of the governmental authorizations, licenses, certificates and consents that is required to be obtained as a condition to the Closing must have been obtained and must be in full force and effect.

6.4 Additional Documents. Seller shall have caused the documents and instruments required by Section 2.2 and the following documents to be delivered to Buyer:

(a) if requested by Buyer, any Consents or other instruments that may be required to permit Buyer’s qualification under the Hotel’s name in each jurisdiction in which such entity is licensed or qualified to do business as a foreign corporation; and

6.5 No Proceedings. Since the date of this Agreement, there must not have been commenced or threatened against Buyer, or against any related person of Buyer, any proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the contemplated transactions, or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the contemplated transactions.

6.6 No Prohibition. Neither the consummation nor the performance of any of the contemplated transactions will, directly or indirectly (with or without notice or lapse of time), contravene, or cause Buyer or any related person of Buyer to suffer any Adverse Consequence (as defined below) under (a) any applicable law, order or governmental authorization, or (b) any law or order that has been published, introduced or otherwise proposed by or before any governmental body.

6.7. Material Adverse Change. There shall have been no material adverse change (or changes which in the aggregate are materially adverse) since the date hereof in the financial position, results of operations, properties, business, or prospects of the Hotel, taken as a whole, whether by reason of change in government regulation or action or otherwise including, but not limited to any change in law, ordinance, zoning, or regulation or any decision of any governmental authority which would materially and adversely affect Buyer’s operation or development of the Hotel.

6.8 Bankruptcy. The Sellers shall have not been the subject of a petition for reorganization or liquidation under the Federal bankruptcy laws, or under state or foreign insolvency laws, nor shall an assignment for the benefit of any of the Seller’s creditors or any similar protective proceeding or act or event of bankruptcy have occurred.

6.9 Third Party Consents. All third party consents required to consummate the transaction have been obtained.

6.10 Completion of IPO. The IPO shall have been completed.

6.11 Consent of Franchisor. Buyer shall have obtained from the Franchisor of the Hotel consent to the transaction contemplated herein and the assignment and assumption of the Hilton License Agreement on terms and conditions that are acceptable to Buyer in its sole discretion.

6.12 Survey. Provided that Buyer has used all reasonable diligence to obtain such survey, Buyer shall have obtained, at its own cost and expense, a current survey of the Property to be certified to Buyer and its title insurer and which shall be acceptable to both, completed in accordance with ALTA standards and which shall set forth at least:

(a) the legal description of the parcels comprising the Property, covenants, restrictions of record, all recorded easements and rights of way by endorsement on the Survey by the recording date of the instruments creating same and the dimensions and total area of the Property;

(b) interior lot lines, if any, dimensions and locations of the improvements, access to public roads and the location of adjoining streets; and

(c) building and setback lines, proximity of abutting streets (reflecting no gaps, gores or strips) and width thereof.

6.13 Affidavit. Sellers shall have completed, executed and delivered a non-foreign status affidavit under §1445 of the Individual Revenue Code.

ARTICLE VII

CONDITIONS PRECEDENT TO SELLERS’ OBLIGATION TO CLOSE

The Sellers’ obligation to sell the Assets and to take the other actions required to be taken by them at the Closing is subject to the satisfaction, on or before the Closing Date, of each of the following conditions (any of which may be waived by any Seller), in whole or in part):

7.1 Accuracy Of Representations. All of Buyer’s representations and warranties in this Agreement (considered both collectively and individually) must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if then made.

7.2. Buyer’s Performance. All of the covenants and obligations that Buyer is required to perform or to comply with under this Agreement on or before the Closing Date (considered both collectively and individually) must have been performed and complied with in all material respects.

7.3. Consents. Each of the governmental authorizations and consents that is required to be obtained as a condition to the Closing must have been obtained and must be in full force and effect.

7.4. No Prohibition. There must not be in effect any law or order that prohibits the consummation of the contemplated transactions.

7.5 Completion of IPO. The IPO shall have been completed.

7.6 Loan Repayment. Buyer shall have further paid off the mortgage loan in favor of Midland Loan Services and shall have assumed any equipment leases.

7.7 Consent of Franchisor. Buyer shall have obtained from the Franchisor of the Hotel consent to the transaction contemplated herein, the assignment and assumption of the Hilton License Agreement and the release of Sellers from any obligations thereunder on terms and conditions that are acceptable to Seller in their sole discretion.

7.8 Third Party Consents. All third party consents required to consummate the transaction have been obtained.

7.9 REIT. Buyer shall have delivered to Seller an opinion of counsel reasonably acceptable to Seller which confirms that upon completion of the IPO and the transactions contemplated by this Agreement and based on certain assumptions, the REIT shall qualify for treatment as a real estate investment trust for Federal income tax purposes.

ARTICLE VIII

TERMINATION

8.1 Termination Events. Subject to Section 8.2, this Agreement may, by notice given before or at the Closing, be terminated:

(a) by Buyer at any time if the REIT does not go forward with the IPO;

(b) by the Sellers if Buyer has committed a material breach of any provision of this Agreement and Sellers have not waived such breach;

(c) by the Buyer if any Seller has committed a material breach of any provision of this Agreement and Buyer has not waived such breach;

(d) by the Sellers if the satisfaction of any condition to Seller’s obligation to close title in Article VII is or becomes impossible (other than through the failure of any Seller to comply with its obligations under this Agreement) and the Seller has not waived such condition;

(e) by the Buyer if the satisfaction of any condition to Buyer’s obligation to close title in Article VII is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and the Buyer has not waived such condition; and

(f) by Sellers if the Closing has not occurred (other than through the default by Seller under this Agreement) on or before March 31, 2005.

8.2. Effect Of Termination. Each Party’s right of termination under Section 8.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies. If this Agreement is terminated by any party because of the breach of the Agreement by the other party, such party’s right to pursue its remedies under this Agreement will survive such termination unimpaired.

ARTICLE IX

POST CLOSING REMEDIES

9.1 Survival; Knowledge; Waiver. All representations and warranties and those covenants and obligations in this Agreement that expressly survive the Closing pursuant to their terms will survive the Closing and the consummation of the contemplated transactions for a period of five years, subject to the limitations set forth in this Article.

9.2 Indemnification By Sellers. The Sellers, jointly and severally, hereby indemnify and agree to hold harmless Buyer and its representatives, equity owners, controlling persons and affiliates (collectively, the “Buyer Indemnitees”) against, and will pay to the Buyer Indemnitees the monetary value of, any liability, loss, damage (including incidental and consequential damages), claim, cost, deficiency, diminution of value, or expense (including costs of investigation and defense, penalties and reasonable legal fees and costs), whether or not involving a third-party claim (“Adverse Consequences”), arising, directly or indirectly, from or in connection with:

(a) subject to Section 3.3, any breach of any representation or warranty made by any Seller in this Agreement; and

(b) any liabilities of Seller relating to the Operating Agreements that accrued prior to the Closing Date other than those expressly assumed by Buyer.

(c) any liabilities of Sellers not expressly assumed by Buyer pursuant to this Agreement;

(d) any Seller Encumbrances or Seller Defects pursuant to Section 2.6;

(e) any indemnification obligation on the part of Seller arising under Section 2.7; and

(f) any breach by Seller of a covenant or obligation that survives the Closing.

For purposes of this Section, any Seller, as the case may be, will be deemed to have breached its representations and warranties in this Agreement if any third party alleges facts that, if true, would mean such Seller has breached any such representation or warranty.

9.3 Indemnification By Buyer. Buyer will indemnify and hold harmless the Sellers, and will pay to the Sellers the monetary value of any Adverse Consequences arising, directly or indirectly, from or in connection with:

(a) any breach of any representation or warranty made by Buyer in this Agreement; and

(b) any liability or obligation arising from or in connection with the operation of the Hotel or the Property after the Closing or otherwise assumed by Buyer hereunder;

(c) any indemnification obligation on the part of Buyer arising under Section 4.1;

(d) any breach by Buyer of a covenant or obligation that survives the Closing.

For purposes of this Section, Buyer will be deemed to have breached its representations and warranties in this Agreement if any third party alleges facts that, if true, would mean Buyer has breached any such representation or warranty.

9.4 Time Limitations. (a) If the Closing occurs, the Sellers will have no liability (for indemnification or otherwise) for breach of (i) a covenant or obligation to be performed or complied with before the Closing Date or (ii) an Operational Representation unless on or before the first anniversary of the Closing Date, Buyer notifies the Seller of a claim specifying the factual basis of that claim in reasonable detail if then known by Buyer. A claim based upon any covenant that survives the Closing Date or any representation or warranty other than an Operational Representation may be made at any time.

(b) If the Closing occurs, Buyer will have no liability (for indemnification or otherwise) for breach of a covenant or obligation to be performed or complied with before the Closing Date unless on or before the first anniversary of the Closing Date, the Seller notifies Buyer of a claim specifying the factual basis of that claim in reasonable detail if then known by them. A claim based upon any covenant that survives the Closing Date or a any representation or warranty may be made at any time.

9.5 Limitations On Amount – The Company And Sellers. The Sellers will have no liability (for indemnification or otherwise) with respect to the matters governed by Section 9.2(a), or, to the extent relating to any failure to perform or comply before the Closing Date, Section 9.2(f), until the total monetary value of all Adverse Consequences with respect to such matters exceeds Fifty Thousand Dollars ($50,000.00) in which event Buyer may assert its right to indemnification hereunder for the full amount of Adverse Consequences. Notwithstanding the foregoing, this Section will not apply to (a) material breach of any of the Sellers’ representations and warranties of which breach any Seller had knowledge before the date on which such representation and warranty was made, or (b) any intentional breach by any Seller of any covenant or obligation; Sellers will be jointly and severally liable for all Adverse Consequences with respect to such breaches.

9.6 Limitations On Amount—Buyer. Buyer will have no liability (for indemnification or otherwise) with respect to the matters governed by Section 9.3(a), or to the extent relating to any failure to perform or comply before the Closing Date, Section 9.3(b) until the total monetary value of all Adverse Consequences with respect to such matters exceeds Fifty Thousand Dollars ($50,000.00) in which event the Sellers may assert their right to indemnification hereunder for the full amount of Adverse Consequences. Notwithstanding the foregoing, this Section will not apply to (a) Buyer’s material breach of any of its representations and warranties of which breach Buyer had knowledge before the date on which it made such representation and warranty, or (b) Buyer’s intentional breach of any covenant or obligation; Buyer will be liable for all Adverse Consequences with respect to such breaches.

9.7 Procedure For Indemnification—Defense Of Third-Party Claims. (a) Promptly after receipt by a person entitled to indemnity under Section 9.2 or 9.3 (an “Indemnified Person”) of notice of the assertion of a third-party claim against it, the Indemnified Person will, if a claim is to be made against a Person obligated to indemnify under such Section (an

“Indemnifying Person”), give notice to the Indemnifying Person of the assertion of such claim. An Indemnified Person’s failure to notify an Indemnifying Person will not relieve the Indemnifying Person of any liability that it may have to the Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the resolution of such claim is prejudiced by the Indemnified Person’s failure to give such notice.

(b) If any claim referred to in Section 9.7(a) is brought against an Indemnified Person by means of a proceeding and the Indemnified Person gives notice to the Indemnifying Person of the commencement of such proceeding, the Indemnifying Person will be entitled to participate in such proceeding and, to the extent that it wishes, to assume the defense of such proceeding with counsel satisfactory to the Indemnified Person (unless (i) the Indemnifying Person is also a party to such proceeding and the Indemnified Person determines in good faith that joint representation would be inappropriate or (ii) the Indemnifying Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such proceeding and provide indemnification with respect to such proceeding). After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such proceeding, the Indemnifying Person will not, as long as it diligently conducts such defense, be liable to the Indemnified Person under this Article for any fees of other counsel or any other expenses with respect to the defense of such proceeding, in each case subsequently incurred by the Indemnified Person in connection with the defense of such proceeding, other than reasonable costs of investigation. If the Indemnifying Person assumes the defense of a proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that proceeding are within the scope of and subject to indemnification, (ii) no compromise or settlement of such claims may be effected by the Indemnifying Person without the Indemnified Person’s consent unless (A) there is no finding or admission of any violation of laws or any violation of the rights of any person and no effect on any other claims that may be made against the Indemnified Person, and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person, and (iii) the Indemnified Person will have no liability with respect to any compromise or settlement of such claims effected without its consent.

(c) If notice is given to an Indemnifying Person of the commencement of any proceeding and the Indemnifying Person does not, within ten days after the Indemnified Person’s notice is given, give notice to the Indemnified Person of its election to assume the defense of such proceeding, the Indemnified Person will be entitled to assume the defense of such proceeding and the Indemnifying Person will be bound by any determination made in such proceeding or any compromise or settlement effected by the Indemnified Person.

(d) Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the

Indemnifying Person, assume the exclusive right to defend, compromise or settle such proceeding, but the Indemnifying Person will not be bound by any determination of a proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

(e) The Sellers and Buyer consent to the non-exclusive jurisdiction of any court in which a proceeding is brought against any Buyer Indemnitee or Seller Indemnitee for purposes of any claim that a Buyer Indemnitee or Seller Indemnitee may have under this Agreement with respect to such proceeding or the matters alleged therein. The Sellers and Buyers agree that process may be served on the Sellers or Buyer with respect to such a claim anywhere in the world.

9.8 Procedure For Indemnification—Other Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party obligated to indemnify and will be paid promptly after such notice.

9.9 Treatment Of Indemnification Payments. Any indemnification payment made pursuant to this Article will be treated by the parties to the extent permitted under applicable law as an adjustment to the Purchase Price for tax, accounting and all other purposes.

ARTICLE X

MISCELLANEOUS

10.1 Notices. Any notice provided for by this Agreement and any other notice, demand, or communication required hereunder shall be in writing and either delivered in person (including by confirmed facsimile transmission) or sent by hand delivered against receipt or sent by recognized overnight delivery service or by certified or registered mail, postage prepaid, with return receipt requested. All notices shall be addressed as follows:

If to Buyer:	Mr. Andrew M. Sims
MHI Hotel Services, L.L.C.
814 Capitol Landing Road
Williamsburg, VA 23185

With a copy to:	Thomas J. Egan, Jr., Esquire
Baker & McKenzie LLP
815 Connecticut Avenue, NW
Washington, DC 20006

Notices to Sellers shall be sent to the addresses specified on Schedule 1.3, with a copy to

Stephen A. Urban, Esq.
Duane Morris LLP
744 Broad Street
Suite 1200
Newark, NJ 07102

Any address or name specified above may be changed by a notice given by the addressee to the other party. Any notice, demand or other communication shall be deemed given and effective as of the date of delivery in person or receipt set forth on the return receipt. The inability to deliver because of changed address of which no notice was given, or rejection or other refusal to accept any notice, demand or other communication, shall be deemed to be receipt of the notice, demand or other communication as of the date of such attempt to deliver or rejection or refusal to accept.

10.2 Entire Agreement; Modifications and Waivers; Cumulative Remedies. This Agreement supersedes any existing letter of intent between the parties hereto, constitutes the entire agreement among the parties hereto and may not be modified or amended except by instrument in writing signed by the parties hereto, and no provisions or conditions may be waived other than by a writing signed by the party waiving such provisions or conditions. No delay or omission in the exercise of any right or remedy accruing to the Seller or the Buyer upon any breach under this Agreement shall impair such right or remedy or be construed as a waiver of any such breach theretofore or thereafter occurring. The waiver by the Seller or the Buyer of any breach of any term, covenant, or condition herein stated shall not be deemed to be a waiver of any other breach, or of a subsequent breach of the same or any other term, covenant, or condition herein contained. All rights, powers, options, or remedies afforded to Seller or the Buyer either hereunder or by law shall be cumulative and not alternative, and the exercise of one right, power, option, or remedy shall not bar other rights, powers, options, or remedies allowed herein or by law, unless expressly provided to the contrary herein.

10.3 Successors and Assigns. Except as set forth in this Article, this Agreement may not be assigned by the Buyer or the Sellers without the prior approval of the other party hereto; provided, however, that the Buyer may assign this entire agreement or a right to acquire all or any portion of the Assets to a direct or indirect subsidiary or affiliate of Buyer including, without limitation, a limited partnership, corporation or limited liability company formed or to be formed in connection with the proposed public offering of an entity that intends to qualify as a real estate investment trust without approval of the Sellers, provided, however, that such assignment does not affect the status of this transaction as a contribution pursuant to Section 721 of the Code and Section 1.9 hereof. This Agreement shall be binding upon, and inure to the benefit of the parties and their respective legal representatives, successors, and permitted assigns.

10.4 Article Headings. Article headings and article and section numbers are inserted herein only as a matter of convenience and in no way define, limit, or prescribe the scope or intent of this Agreement or any part hereof and shall not be considered in interpreting or construing this Agreement.

10.5 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

10.6 Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the Commonwealth of Pennsylvania, without regard to conflicts of laws principles.

10.7 Counterparts. This Agreement may be executed in any number of counterparts and by any party hereto on a separate counterpart, each of which when so executed and delivered shall be deemed an original and all of which taken together shall constitute but one and the same instrument.

10.8 Survival. All representations and warranties contained in this Agreement, and all covenants and agreements contained in the Agreement which contemplate performance after the Closing Date (including, without limitation, those covenants and agreements contained in Section 1.2 hereof) shall survive the Closing.

10.9 Further Acts. In addition to the acts, instruments and agreements recited herein and contemplated to be performed, executed and delivered by the Buyer and the Sellers, each of the Buyer and each Seller shall perform, execute, and deliver or cause to be performed, executed, and delivered at the Closing or after the Closing, any and all further acts, instruments, and agreements and provide such further assurances as the other party hereto may reasonably require to consummate the transaction contemplated hereunder.

10.10 Severability. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

10.11 Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the contemplated transactions, including all fees and expenses of its representatives. Should a party hereto employ an attorney or attorneys to enforce any of the provisions hereof or to protect its interest in any manner arising under this Agreement, or to recover damages for breach of this Agreement, any non-prevailing party in any action pursued in a court of competent jurisdiction (the finality of which is not legally contested) shall pay to the prevailing party all reasonable costs, damages, and expenses, including reasonable attorneys’ fees, expended or incurred in connection therewith.

10.12 Confidentiality. The Seller acknowledges that the matters relating to the REIT, the initial underwritten public offering of the REIT, this Agreement, and the other documents, terms, conditions and information related thereto (collectively, the “Information”) are confidential in nature. Therefore, each Seller covenants and agrees to keep the Information confidential and will not (except as required by applicable law, regulation or legal process, and only after compliance with the provisions of this Section 10.12), without the Buyer’s prior written consent, disclose any Information in any manner whatsoever; provided, however, that the Information may be revealed only to a Seller’s key employees, legal counsel and financial advisors, each of whom shall be informed of the confidential nature of the Information and shall agree to act in accordance with the terms of this Section 10.12. In the event that a Seller or its key employees, legal counsel or financial advisors (collectively, the “Information Group”) are requested pursuant to, or required by, applicable law, regulation or legal process to disclose any of the Information, the applicable member of the Information Group will notify the Buyer promptly so that it may seek a protective order or other appropriate remedy or, in its sole discretion, waive compliance with the terms of this Section 10.12. In the event that no such protective order or other remedy is obtained before such member of the Information Group is obligated to disclose such information, or that the Buyer waives compliance with the terms of this Section 10.12, the applicable member of the Information Group may furnish only that portion of the Information which it is advised by counsel is legally required and will exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Information. Each Seller acknowledges that remedies at law may be inadequate to protect the Buyer or the REIT against any actual or threatened breach of this Section 10.12, and, without prejudice to any other rights and remedies otherwise available, each Seller agrees to the granting of injunctive relief in favor of the REIT and/or the Buyer without proof of actual damages. Notwithstanding any other express or implied agreement to the contrary, the parties hereto agree and acknowledge that each of them and each of their employees, representatives, and other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to any of them relating to such tax treatment and tax structure, except to the extent that confidentiality is reasonably necessary to comply with U.S. federal or state securities laws. For purposes of this paragraph, the terms “tax treatment” and “tax structure” have the meanings specified in Treasury Regulation section

1.6011-4(c). Receipt of confidential information of Buyer or any of its affiliates by Sellers constitutes each of Seller’s acknowledgement that it is aware that applicable securities laws may impose restrictions on each of them from purchasing or selling securities of the REIT, and each Seller agrees not to purchase or sell securities of the REIT, or any affiliate of the REIT, in violation of applicable securities laws.

10.13 No Personal Liability. No member, principal, officer, director, employee, attorney, accountant or other agent of Seller or Buyer, including, without limitation, any person who signs this Agreement or any Closing document, shall have any personal liability hereunder. The provisions of this Section 10.13 shall survive the Closing hereunder.

10.14 Venue. Any suit, action, or proceeding between Buyer and Sellers relating to this Agreement, to any document, instrument, or agreement delivered pursuant hereto, referred to herein, or contemplated hereby, or in any other manner arising out of the transaction of which it is a part, shall be commenced and maintained exclusively in a state or federal court of competent subject-matter jurisdiction sitting in the Commonwealth of Pennsylvania. Buyer and Sellers hereby submit themselves unconditionally and irrevocably to the jurisdiction of such courts. Sellers and Buyer further agree that venue shall be in Pennsylvania. Sellers and Buyer irrevocably waive any objection to such jurisdiction or venue including, but not limited to, the objection that any suit, action, or proceeding brought in Pennsylvania has been brought in an inconvenient forum.

[Signatures follow on next page]

The parties hereto have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

SELLERS:

Elpizo Limited Partnership

By:	/s/ Cheong Kee Soon
Name:	CHEONG KEE SOON
Its:	DIRECTOR

Phileo Land Corporation

By:	/s/ Cheong Kee Soon
Name:	CHEONG KEE SOON
Its:	DIRECTOR

BUYER:

MHI Hospitality LP

By:	/s/ Andrew M Sims
Name:	Andrew M Sims
Its:	CEO and President of the G.P.